Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "NORTHERN LIGHTS FUND TRUST II" IS DULY FORMED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE TWENTY-SIXTH DAY OF MARCH, A.D. 2013.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL TAXES HAVE NOT BEEN ASSESSED TO DATE.

Jeffrey W. Bullock, Secretary of State

4864815 8300

AUTHENTICATION: 0311874

130358397

DATE: 03-26-13

You may verify this certificate online
at corp.delaware.gov/authver.shtml